Exhibit 99.1

MEDTOX Scientific, Inc.
Second Quarter Conference Call
August 4, 2003

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, Chief Operating Officer of our laboratory services division and CFO of the Company. Welcome to our second quarter conference call. Joining us this morning for our call is Jim Schoonover, our Chief Marketing Officer, and Dick Braun, CEO of MEDTOX.

Dick will cover highlights of the second quarter in just a few moments, but first I’d like to read our disclaimer language and set the agenda for the call.

Forward-looking statements in our conference call today are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in a listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call via the internet. Following our prepared remarks, we will have a Question & Answer session that is accessible to institutional investors and qualified financial analysts.

We look forward to answering your questions. At this point, I am pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. Our operating results for the second quarter continue to reflect current economic conditions. As we have previously told you 60% of our revenues are directly impacted by domestic employment conditions, and therefore our performance is closely tied to the negative job growth within the U.S. economy – negative job growth that is into its third consecutive year. In the second quarter, sample volumes from pre-existing clients (those clients being with us more than one year) declined 15.5% from last year’s second quarter. Despite that decline our overall drugs of abuse sample volume in our laboratory segment was down 1.9% for the quarter. Sample volume from clients added in the last 12 months increased to 62,000 or 14% of total drugs of abuse sample volume for the quarter. In the quarter real gross domestic product or GDP grew by 2.4% while hours worked declined by 1.6% indicating that the gain in output is attributable to productivity increases in the range of 3.5%-4.0%. Currently we are experiencing a jobless recovery. The implications of this for MEDTOX are that when the strengthening economy leads to job growth we anticipate built-in growth and operating leverage from existing and new workplace clients as they add employees, which will positively impact our results.

Our product and service diversification initiatives continue to mitigate the negative impact of lower pre-employment drug screening volumes and revenue from our existing clients. Specialty lab testing revenue increased to $7.5 million in the first six months of 2003, or 10.0%, from the same period in 2002. As was the case in 2002, the combination of our specialty lab services and diagnostic device sales continually account for a larger share of our revenue. We will continue to maintain a focus on diversifying our revenue streams to pursue less cyclical and higher-margin opportunities within our markets.

Our diagnostic segment revenues declined during the second quarter. This is primarily attributable to lower sales within our VERDICT®-II product line. The economic uncertainty and budget constraints that our government clients are experiencing resulted in lower purchasing levels among these clients. In the last two years it is estimated that states have cut up to $40 billion in spending, and these reductions have continued into the new fiscal year that began July 1. We anticipate that the government sector will continue to be a challenging environment for us, but we continue to pursue new sales efforts that we believe will improve this portion of our business going forward. Principally, we have introduced a proprietary value added service we call DAR (drug abuse recognition system) that we believe will increase sales in the government market place. Jim would you like to comment on DAR?

Jim Schoonover:

Thank you, Dick. The Drug Abuse Recognition System is a detailed, comprehensive training course that enables law enforcement officers to identify signs of drug impairment through a sophisticated 7-step examination process. When DAR training is combined with the use of MEDTOX’s VERDICT®-II drug screening devices, DAR-trained officers have at their disposal one of the most effective drug evaluation systems available to law enforcement today.

The DAR System provides our government clients, and MEDTOX, with numerous benefits. Having an officer perform a DAR examination on an offender often results in an admission of drug usage by that offender. As a result, law enforcement agencies do not need to purchase as many drug screening devices as they had previously. In fact, history shows that an agency can reduce the number of devices purchased by as much as 30% annually, a huge benefit in this time of shrinking state budgets. Furthermore a DAR-trained officer gains a greater knowledge of drugs and drug addiction as a result of DAR training, and is therefore a more effective and confident witness in potential court proceedings.

From the MEDTOX perspective, the DAR System and our VERDICT®-II devices are sold as a package. If a law enforcement agency wants their officers trained on the 7-step DAR examination process, they must agree to purchase their drug screening devices from MEDTOX. We believe the combination of the DAR System and our VERDICT®-II devices will help states reduce their overall cost of drug testing, bring new clients to MEDTOX and put substantial pressure on our competition. To date, we have closed over a half dozen new state and county customers as a result of the DAR System. And we have over a dozen presentations scheduled with prospective accounts in the near future. The program is truly a “win-win” for both MEDTOX and our clients. And though it is early in the product launch cycle, we are optimistic that the DAR System will help bring sales of the VERDICT®-II product line back to a positive growth curve. Dick …

Dick Braun:

Thank you, Jim. Two bright spots in our Diagnostics segment are sales of PROFILE®-II A (which is our five panel drugs of abuse with a lateral flow adulterant strip on board the same device) and secondly our ER related products. PROFILE®-II A was introduced at the end of 2001 and had its first full year of sales in 2002. Year to date in 2003 PROFILE®-II A sales have increased 98% over the same period in 2002 to $1.5 million or 25% of total diagnostic sales. In the second quarter of this year, MEDTOX was granted, what we believe to be an important patent on various aspects of the configuration of the PROFILE®-II A device.

As of the second quarter our ER products for drug of abuse are now approved for sale by the major US hospital Group Purchasing Organizations and year over year sales of ER products have increased by over 30%.

Also, in the second quarter we entered into an exclusive Canadian distribution agreement for our ER diagnostic drugs of abuse products with Spectral Diagnostics. Spectral is a Canadian diagnostic company with a leading position in Point of Care cardiac markers. Spectral will be distributing, in Canada, our ER products to its hospital clients along with their cardiac marker tests. We are optimistic about or relationship with Spectral going forward.

As we mentioned during our year-end and first quarter conference calls, we have taken steps throughout the year to reduce expenses. Year to date we have reduced staffing by 52 Full Time Equivalents (30 in the first quarter and 22 in the second), which is a 10% overall reduction in staffing. Additionally, in the second quarter pay increases were frozen indefinitely and senior management reduced their salaries by 5%. We also told you in the first quarter call we would begin 4-5 six-sigma/LEAN initiatives in the third and fourth quarters with the objective of further reducing both operating expenses and SG&A. Three of those initiatives are scheduled to begin in the third quarter in our Laboratory Segment. Typically results can be seen within 60 days of initiating a project.

We believe that the down economy and the tight labor market, though challenging for us over the short term, should yield positive results for our long-term future. We feel that we have performed well relative to our peers, and that we will continue to gain market share in this tough environment. This coupled with continuing expense reductions will make MEDTOX a stronger company and allow us to return to sustainable profitability.

Our sales force continues to perform well. During the second quarter, the 62,000 drugs of abuse specimens from new clients within our lab alone reflect the success of our current sales model. We are also encouraged with the new account activity within our specialty lab segment and the growth we have seen within our proprietary filter paper testing business. This momentum of new business mitigates the loss of revenue from existing clients, but this new business is not without costs. As we have previously mentioned, new business also increases current-period costs for sales, account set up and increased service requirements. Addressing efficiencies and cost reduction in these areas will be the focus of one of the three initiatives undertaken in the third quarter.

At this point, Kevin will cover the specific financial results for the quarter.

Kevin…………….

Kevin Wiersma:

Thank you, Dick………Before the market opened this morning, we issued our news release covering the results for the second quarter.

For the second quarter, revenues were $13.2 million, down 5½% from $13.9 million last year. Operating income was $186,000 as compared to $1,381,000 last year. We incurred a net loss of ($250,000) or ($.05) per share, as compared to net income of $1,008,000, or $.20 cents per diluted share last-year.

Here are some of the details regarding the quarter.

In our laboratory services segment second quarter revenues were $10.1 million, down 4.3% from $10.5 million in the second quarter last year. Laboratory Services revenues were impacted by a decline in workplace drugs of abuse testing volume, as economic conditions continue to cause lower volume from our existing corporate and occupational health clients. The drop in volume from existing clients was largely offset by our continued success in acquiring new clients and gaining market share. In addition, laboratory services revenues were impacted by a decline in the average price per specimen for workplace drugs of abuse testing. The lower revenue per sample is part of the Company’s strategy to attract new business to offset the impact of the reduction in specimen volume from existing clients. On a positive note, revenues from the Company’s specialty laboratory services increased 4% in the quarter.

In our POC diagnostics business, second quarter revenues were $3.1 million, down 9.1% from last year. Continued weakness in the economy and reductions in state budgets attributed to lower sales to workplace and occupational health clients and to government clients for probation, parole and rehabilitation. POC diagnostics represented 23.4% of our total business in the quarter.

Taking a look at gross margin, our lab business operated at a 33.2% margin in the second quarter, down from 36.2% in the second quarter last year. The lower gross margin was primarily attributable to the impact of the high fixed costs nature of workplace drug of abuse testing combined with a decline in sample volume and average price.

POC diagnostic margins were 55.8% in the second quarter, down from 62.3% in the second quarter last year. The lower gross margin was primarily the result of the impact of fixed type costs on lower production levels associated with the decline in sales as well as increased spending in quality control.

Our overall gross margin for the quarter was 38.5%, as compared to 42.6% in the second quarter last year, reflecting the decline in gross margins in both laboratory services and POC diagnostic.

On the expense side, total operating expenses were $4.9 million, or 37.1% of revenue up from $4.5 million or 32.6% last year. The increase is primarily due to severances associated with staff reductions made during the quarter, increased bad debt expense, and our continued additional investment in research and development.

Other expenses consist primarily of interest expense and the operating results of the New Brighton Business Center. These expenses increased 16.9% to $436,000. The increase was due primarily to reduced rental income associated with the New Brighton Business Center and was partially offset by lower interest rates.

Our second quarter net loss was $250,000 or 5 cents per share, compared to a net income of $1,008,000 or 20 cents per diluted share last-year.

This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick……………

Dick Braun:

We remain well-positioned in our markets and anticipate positive results from the impact of market consolidation and a future upturn in the labor market. In the meantime, we will remain focused on our cost structure while continually seeking efficiencies. We will also continue to make judicious investments in R&D and leverage the twenty years of experience that we maintain within our markets. We are confident in our ability to address the challenges that lie before us and to return to the profitable growth that we have generated over the last several years.

We would be pleased to answer questions at this time.

Post questions:

We look forward to speaking with you again after we release our results for the third quarter. Thank you again for joining us today.